BBSI Reports Second Quarter 2014 Financial Results

- Q2 Net Revenues Up 17% to $151.1 Million Drives 23% Increase in Diluted Earnings per Share to $0.98 -

VANCOUVER, Washington, July 29, 2014 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the second quarter ended June 30, 2014.

Second Quarter 2014 Financial Summary vs. Year-Ago Quarter

•	Net revenues up 17% to $151.1 million

•	Gross revenues up 18% to $798.4 million

•	Net income increased 24% to $7.3 million

•	Diluted earnings per share increased 23% to $0.98

Second Quarter 2014 Financial Results

Net revenues in the second quarter of 2014 increased 17% to $151.1 million compared to $128.8 million in the second quarter of 2013.

Total non-GAAP gross revenues in the second quarter of 2014 increased 18% to $798.4 million compared to $675.0 million in the second quarter of 2013 (see “Reconciliation of Non-GAAP Financial Measures” below). The increase was due primarily to the continued build in the Company’s co-employed client count and same-store sales growth.

Net income in the second quarter of 2014 increased 24% to $7.3 million compared to net income of $5.9 million in the year-ago quarter. Diluted earnings per share in the second quarter of 2014 increased 23% to $0.98 compared to $0.80 per diluted share in the year-ago quarter.

At June 30, 2014, the Company’s cash, cash equivalents, marketable securities, and restricted securities totaled $146.1 million compared to $143.2 million at December 31, 2013. At June 30, 2014, the Company had no outstanding borrowings on its revolving credit facility.

Management Commentary

“The growth in our business for the second quarter of 2014 is a direct result of BBSI’s continued brand maturation in the marketplace,” said Michael Elich, president and CEO of BBSI. “Complemented by healthy organic growth from our existing client base and strong referral channels, we continue to drive new business and maintain our high client retention rate.

“Looking towards the second half of the year, BBSI remains well-positioned to deliver another strong year for our shareholders, despite the client backfilling process we have undertaken. We also continue to expand and invest in our infrastructure and internal talent, which we believe will help us ultimately support a much larger, more mature company.”

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Third Quarter 2014 Outlook

For the third quarter of 2014, the Company expects gross revenues to increase at least 14% to range between $870 million and $890 million compared to $764.1 million in the third quarter of 2013. Diluted earnings per common share in the third quarter of 2014 is expected to range between $1.30 and $1.35 compared to $1.21 in the third quarter of 2013. Diluted earnings per common share in the third quarter of 2013 included a positive impact of approximately $0.08 per common share from a more favorable tax rate compared to the estimated tax rate for the third quarter of 2014.

Conference Call

BBSI will conduct a conference call tomorrow, July 30, 2014 at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) to discuss its financial results for the second quarter ended June 30, 2014. The Company’s president and CEO Michael Elich and CFO James Miller will host the call, followed by a question and answer period.

Date: Wednesday, July 30, 2014

Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)

Toll-free dial-in number: 1-888-430-8691

International dial-in number: 1-719-325-2376

Conference ID: 3575137

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=110019 and via BBSI’s investor relations section of the BBSI website at www.barrettbusiness.com.

A replay of the conference call will be available after 3:00 p.m. Eastern time on the same day through August 30, 2014.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 3575137

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (“GAAP”), the Company is disclosing non-GAAP gross revenues.

The Company reports its Professional Employer Service revenues on a net basis because it is not the primary obligor for the services provided by the Company’s co-employed clients to their customers. The gross revenues and cost of revenues information below, although not in accordance with GAAP, is presented for comparison purposes and because management believes such information is more informative as to the level of the Company’s business activity and more useful in managing its operations.

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	(Unaudited)		(Unaudited)
	Second Quarter Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Professional employer services	$759,838	$639,663	$1,453,764	$1,201,146
Staffing services	38,566	35,304	72,017	65,037
Total revenues	798,404	674,967	1,525,781	1,266,183
Cost of revenues:
Direct payroll costs	672,078	568,800	1,285,398	1,067,538
Payroll taxes and benefits	61,130	53,483	133,947	112,606
Workers' compensation	35,344	28,958	67,278	54,002
Total cost of revenues	768,552	651,241	1,486,623	1,234,146
Gross margin	$29,852	$23,726	$39,158	$32,037

A reconciliation of non-GAAP gross revenues to net revenues is as follows:

	(Unaudited)
	Three Months Ended June 30,
	Gross Revenue				Net Revenue
(in thousands)	Reporting Method		Reclassification		Reporting Method
	2014	2013	2014	2013	2014	2013
Revenues:
Professional employer services	$759,838	$639,663	$(647,335)	$(546,169)	$112,503	$93,494
Staffing services	38,566	35,304	-	-	38,566	35,304
Total revenues	$798,404	$674,967	$(647,335)	$(546,169)	$151,069	$128,798
Cost of revenues	$768,552	$651,241	$(647,335)	$(546,169)	$121,217	$105,072

	(Unaudited)
	Six Months Ended June 30,
	Gross Revenue				Net Revenue
(in thousands)	Reporting Method		Reclassification		Reporting Method
	2014	2013	2014	2013	2014	2013
Revenues:
Professional employer services	$1,453,764	$1,201,146	$(1,239,572)	$(1,025,834)	$214,192	$175,312
Staffing services	72,017	65,037	-	-	$72,017	65,037
Total revenues	$1,525,781	$1,266,183	$(1,239,572)	$(1,025,834)	$286,209	$240,349
Cost of revenues	$1,486,623	$1,234,146	$(1,239,572)	$(1,025,834)	$247,051	$208,312

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About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 3,000 clients across all lines of business in 23 states. For more information, please visit www.barrettbusiness.com.

Forward-Looking Statements

Statements in this release about future events or performance, including gross revenues and earnings expectations for the third quarter of 2014, are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, future workers' compensation claims experience, the effect of changes in the workers’ compensation regulatory environment in one or more of the Company’s primary markets, the collectability of accounts receivable, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s future prospects are described in the Company’s 2013 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

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Barrett Business Services, Inc.

Condensed Balance Sheets

(Unaudited)

	June 30,	December 31,
(in thousands)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$47,869	$93,557
Marketable securities	32,033	19,787
Trade accounts receivable, net	104,008	85,586
Prepaid expenses and other	5,283	3,026
Deferred income taxes	8,944	8,929
Total current assets	198,137	210,885
Marketable securities	10,597	5,909
Property, equipment and software, net	21,786	20,549
Restricted certificates of deposit	20,943	12,789
Restricted marketable securities and workers' compensation deposits	34,696	11,205
Other assets	3,979	4,165
Goodwill	47,820	47,820
	$337,958	$313,322
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$220	$220
Accounts payable	2,435	3,252
Accrued payroll, payroll taxes and related benefits	105,710	92,516
Income taxes payable	2,322	1,236
Other accrued liabilities	1,081	313
Workers' compensation claims liabilities	39,069	35,841
Safety incentives liabilities	12,718	13,086
Total current liabilities	163,555	146,464
Long-term workers' compensation claims liabilities	83,437	76,603
Long term debt	4,943	5,053
Deferred income taxes	10,392	10,787
Customer deposits and other long-term liabilities	1,967	1,862
Stockholders' equity	73,664	72,553
	$337,958	$313,322

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Barrett Business Services, Inc.

Consolidated Statements of Operations

	(Unaudited)		(Unaudited)
(in thousands, except per share amounts)	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Professional employer service fees	$112,503	$93,494	$214,192	$175,312
Staffing services	38,566	35,304	72,017	65,037
Total revenues	151,069	128,798	286,209	240,349
Cost of revenues:
Direct payroll costs	29,311	26,611	54,728	48,907
Payroll taxes and benefits	61,130	53,483	133,947	112,606
Workers' compensation	30,776	24,978	58,376	46,799
Total cost of revenues	121,217	105,072	247,051	208,312
Gross margin	29,852	23,726	39,158	32,037
Selling, general and administrative expenses	17,958	14,494	32,327	26,305
Depreciation and amortization	613	506	1,197	966
Income from operations	11,281	8,726	5,634	4,766
Other income, net	106	110	196	197
Income before taxes	11,387	8,836	5,830	4,963
Provision for income taxes	4,104	2,950	2,130	1,626
Net income	$7,283	$5,886	$3,700	$3,337
Basic income per common share	$1.02	$0.83	$0.52	$0.47
Weighted average basic common shares outstanding	7,173	7,082	7,171	7,052
Diluted income per common share	$0.98	$0.80	$0.50	$0.45
Weighted average diluted common shares outstanding	7,421	7,374	7,444	7,344

Company Contact:

Michael L. Elich

President and CEO

Tel 1-360-828-0700

Investor Relations:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Tel 1-949-574-3860

BBSI@liolios.com

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